Exhibit 99.1


Point Therapeutics Reports First Quarter 2005 Financial Results

    BOSTON--(BUSINESS WIRE)--May 10, 2005--Point Therapeutics, Inc. (NASDAQ: POTP) today reported financial results for the fiscal quarter ended March 31, 2005. Point reported a net loss of $4,915,000 or $0.25 per share, in the first quarter of 2005, compared with a net loss of $3,135,000, or $0.21 per share, in the first quarter of 2004.
    During the first quarter of 2005, the Company achieved several important milestones:

    -- Completed the first stage of a two-stage study in the Company's Phase 2 single-agent trial of talabostat in patients with advanced metastatic melanoma

    -- Raised $16.4 million though a registered direct placement of 3,650,000 shares of the Company's common stock

    --  Announced that Thomas F. Gajewski, MD, PhD, Associate
        Professor in the Department of Pathology and Medicine at the Ben May Institute and leader of the Immunology and Cancer
        Program at University of Chicago Cancer Research Center, joined Point's Clinical Advisory Board

    "The first quarter of 2005 was an important one for the Company," said Donald R. Kiepert, Jr., President and Chief Executive Officer. "We achieved the first stage of a two-stage study in our Phase 2 single-agent trial of talabostat in patients with advanced metastatic melanoma, allowing us to move this trial forward to its next stage. We were also successful in raising $16.4 million, positioning the Company solidly to further our clinical program. Currently, we are conducting four Phase 2 clinical trials in advanced metastatic melanoma, non-small cell lung cancer and chronic lymphocytic leukemia, and we expect to initiate a fifth Phase 2 study in pancreatic cancer by the end of the second quarter. Importantly, we also recently announced that we intend to initiate a Phase 3 pivotal program in non-small cell lung cancer later this year."
    Research and development expenses increased to $3,553,000 in the first quarter of 2005, from $2,026,000 in the first quarter of 2004. The increase in research and development costs resulted primarily from increased clinical and related manufacturing costs pertaining to the Company's four ongoing Phase 2 clinical trials. General and administrative expenses increased to $1,444,000 in the first quarter of 2005 from $1,128,000 in the first quarter of 2004. The increase in general and administrative expenses resulted primarily from increased salaries, annual bonuses and related costs for three new hires.
    Point's cash and investment balance as of March 31, 2005 was $25,224,000. On March 4, 2005, Point received $16,425,000 in gross proceeds relating to the sale of 3,650,000 shares of common stock in a registered direct placement of securities. Offsetting these proceeds were costs totaling approximately $1,400,000 relating to the sale and registration of the shares, resulting in net proceeds from the private placement of approximately $15,000,000. Interest income was $81,000 in the first quarter of 2005 compared to $19,000 in the first quarter of 2004. The increase in interest income was principally due to a higher average cash balance and slightly higher interest rates in 2005 compared to 2004.
    On April 28, 2005, the Company announced that it achieved the desired tumor response criteria with its lead compound, talabostat, in combination with docetaxel, in its Phase 2 Stage IIIb/IV non-small cell lung cancer (NSCLC) clinical trial. These results allow Point to move forward in planning its Phase 3 pivotal program for NSCLC, which the Company intends to initiate later this year.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for a variety of cancers, certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants. Their lead product candidate, talabostat (PT-100), is a small molecule drug in Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to accelerate the reconstitution of the hematopoietic system. In 2004, Point initiated four Phase 2 clinical trials of talabostat. The trials are studying talabostat in combination with Taxotere(R) for the treatment of advanced NSCLC, talabostat as a single agent to treat advanced metastatic melanoma, talabostat in combination with cisplatin also to treat advanced metastatic melanoma, and talabostat in combination with rituximab to treat advanced chronic lymphocytic leukemia (CLL). The Company is also studying talabostat in clinical trials to potentially prevent both neutropenia and anemia. In addition, their portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's 10-K, filed with the Securities and Exchange Commission on March 15, 2005, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)


                                                        Period from
                                                        September 3,
                                                           1996
                                                         (date of
                                                         inception)
                               Three months ended         through
                                   March 31,              March 31,
                                2005        2004            2005
                            ------------ ------------ ----------------
REVENUES
 License revenue           $          -  $         -   $    5,115,041
 Sponsored research
  revenue                             -            -        2,400,000
                            ------------ ------------   --------------
     Total revenues                   -            -        7,515,041
                            ------------ ------------   --------------


OPERATING EXPENSES
 Research and development     3,552,984    2,025,617       35,776,379
 General and
  administrative              1,443,632    1,127,681       17,486,408
                            ------------ ------------   --------------
     Total operating
      expenses                4,996,616    3,153,298       53,262,787
                            ------------ ------------   --------------

Net loss from operations     (4,996,616)  (3,153,298)     (45,747,746)

Interest income                  81,271       18,786        1,220,623
Interest expense                      -            -          (82,652)
                            ------------ ------------   --------------
Net loss                   $ (4,915,345) $(3,134,512)  $  (44,609,775)
                            ============ ============   ==============

Basic and diluted net loss
 per common share          $      (0.25) $     (0.21)
                            ============ ============
Basis and diluted weighted
 average common shares
 outstanding                 19,439,848   15,168,907
                            ============ ============


                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

                                              March  31,  December 31,
                                                 2005         2004
                                             ------------ ------------
ASSETS
Cash, cash equivalents and marketable
 securities                                  $25,223,841  $13,991,994
Property and equipment, net                      193,270      205,323
Other assets                                     827,716      298,758
                                              -----------  -----------

Total assets                                 $26,244,827  $14,496,075
                                              ===========  ===========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                          $ 3,052,080  $ 2,397,814
Other liabilities                                 47,604       47,604
Total stockholders' equity                    23,145,143   12,050,657
                                              -----------  -----------

Total liabilities and stockholders' equity   $26,244,827  $14,496,075
                                              ===========  ===========


    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             or
             The Trout Group
             Investor Relations:
             Christine Labaree, 781-685-2934